Exhibit 3.11

LIMITED LIABILITY COMPANY AGREEMENT

OF

INERGY ACQUISITION COMPANY, LLC

i

ARTICLE VIII - TRANSFERS OF INTERESTS		13
8.1	General Provisions	13
8.2	Redemption of Interests	13

ARTICLE IX - DISSOLUTION AND TERMINATION		14
9.1	Events Causing Dissolution	14
9.2	Effect of Dissolution	14
9.3	Application of Proceeds	14

ARTICLE X - MISCELLANEOUS		14
10.1	Title to the Property	14
10.2	Nature of Interest in the Company	14
10.3	Notices and Determinations	14
10.4	No Third Party Rights	14
10.5	Amendments to this Agreement	14
10.6	Severability	14
10.7	Binding Agreement	15
10.8	Headings	15
10.9	Governing Law	15

ii

LIMITED LIABILITY COMPANY AGREEMENT

OF

INERGY ACQUISITION COMPANY, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), is made as of the      day of September, 2004, by Inergy Acquisition Company, LLC, a Delaware limited liability company (the “Company”), and Inergy, L.P., a Delaware limited partnership (the “Member”).

RECITAL:

The Member has caused the Company to be formed as a limited liability company under the Delaware Limited Liability Company Act and the Member desires to adopt this Agreement as the limited liability company agreement of the Company.

AGREEMENT:

In consideration of the premises and the agreements contained herein, the undersigned declare and agree as follows:

ARTICLE I - DEFINITIONS

1.1 Terms Defined Herein. As used herein, the following terms shall have the following meanings, unless the context otherwise specifies:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Agreement” means the Limited Liability Company Agreement of the Company as amended from time to time.

“Available Cash” means the aggregate amount of cash on hand or in bank, money market or similar accounts of the Company as of the end of each fiscal quarter derived from any source (other than capital contributions and Liquidation Proceeds) that the Member determines is available for distribution to the Member after taking into account any amount required or appropriate to maintain a reasonable amount of Reserves.

“Capital Account” means the account established and maintained by the Company for the Member and any Transferee pursuant to Section 3.3.

“Certificate” means the Certificate of Formation of the Company filed with the Delaware Secretary of State, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of future federal tax laws.

“Company” means Inergy Acquisition Company, LLC, a Delaware limited liability company.

“Credits” means all tax credits allowed by the Code with respect to activities of the Company or the Property.

“Distributions” means any distributions by the Company to the Member of Available Cash or Liquidation Proceeds or other amounts.

“Fair Value” of an asset means its fair market value.

“Income” and “Loss” mean, respectively, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with the Code.

“Interest” refers to all of the Member’s rights and interests in the Company in the Member’s capacity as a Member, all as provided in the Certificate, this Agreement and the Act, including, without limitation, the Member’s interest in the capital, income, gain, deductions, losses, and credits of the Company.

“Liquidation Proceeds” means all Property at the time of liquidation of the Company and all proceeds thereof.

“Member” means Inergy, L.P., a Delaware limited partnership, or any successor-in-interest to Inergy, L.P. who becomes a Member as provided in this Agreement.

“Officers” means the officers of the Company as described in Article VI.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, trust or other entity.

“Property” means all properties and assets that the Company may own or otherwise have an interest in from time to time.

“Reserves” means amounts set aside from time to time by the Member pursuant to Section 4.6 of this Agreement.

“Substitute Member” shall have the meaning set forth in Section 8.1.

“Transfer” means (i) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (ii) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.

“Transferee” shall have the meaning set forth in Section 8.1.

1.2 Other Definitional Provisions.

(a) As used in this Agreement, accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) Words of the masculine gender shall be deemed to include the feminine or neuter genders, and vice versa, where applicable. Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

ARTICLE II - BUSINESS PURPOSES AND OFFICES

2.1 Name; Business Purpose. The name of the Company shall be as stated in the Certificate. The business purpose of the Company is to (a) manage, operate, lease, sell and otherwise deal with any and all assets or properties contributed to the Company by the Member or hereafter acquired by the Company, (b) serve as the sole member or stockholder of its Subsidiaries and, in connection therewith, to exercise all the rights and powers conferred upon the Company as the sole member or stockholder of such Subsidiaries pursuant to the operating agreements or charter documents of each of such Subsidiaries, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Member and which lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and (d) do anything necessary or appropriate that the Member reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or (ii) enhances the operations of an activity of the Company, and to do any and all things necessary, appropriate or incidental thereto. The Company is formed only for such business purpose and shall not be deemed to create any declaration or agreement by the Company or the Member with respect to any other activities whatsoever other than the activities within such business purpose.

2.2 Powers. In addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company shall have the same powers as a natural person to do all things necessary or convenient to carry out its business and affairs, including, without limitation, the power to do the following:

(a) Sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(b) Issue, by sale or otherwise, or acquire, by purchase, redemption or otherwise, any Interest;

(c) Purchase, take, receive, lease as lessee, take by gift, legacy, or otherwise acquire, own, hold, improve, use, and otherwise deal in and with any real or personal property, or any interest therein, wherever situated;

(d) Sell, convey, mortgage, pledge, lease as lessor, exchange, transfer, and otherwise dispose of all, any part of, or any interest in, its property and assets;

(e) Lend money to and otherwise assist its Member and employees, except as otherwise provided in this Agreement or the Certificate;

(f) Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, loan, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, other domestic or foreign limited liability companies, corporations, associations, general or limited partnerships, or individuals, or direct or indirect obligations of the United States or of any other government, state, territory, governmental district or municipality or of any instrumentality thereof;

(g) Incur liabilities, borrow money for its proper purposes at any rate of interest that the Company may determine without regard to the restrictions of any usury law of the State of Delaware, issue notes, bonds, and other obligations, secure any of its obligations by mortgage or pledge or deed of trust of all or any part of its property, franchises, and income, and make contracts, including contracts of guaranty and suretyship;

(h) Invest its surplus funds from time to time, lend money for its proper purposes, and take and hold real and personal property as security for payment of funds so loaned or invested;

(i) Conduct its business, carry on its operations, have offices within and without the State of Delaware, and exercise in any other state, territory, district, or possession of the United States or in any foreign country the powers granted by the Act, the Certificate or this Agreement;

(j) Appoint agents and hire employees of the Company, define their duties, and fix their compensation and to indemnify them to the extent and in the manner permitted by law;

(k) Make and alter this Agreement, in any manner not inconsistent with the Certificate or with the laws of the State of Delaware, for the administration and regulation of the affairs of the Company;

(l) Make donations for the public welfare or for charitable, scientific, religious, or educational purposes, lend money to the government, and transact any lawful business in aid of the United States;

(m) Establish deferred compensation plans, pension plans, profit-sharing plans, bonus plans, option plans, and other incentive plans for its employees and make the payments provided for therein;

(n) Become a promoter, partner, member, associate, or manager of any general partnership, limited partnership, joint venture or similar association, any other limited liability company, or other enterprise; and

(o) Cease the activities of the Company and surrender the franchise of the Company.

2.3 Principal Office. The principal office of the Company shall be located at such place(s) as the Member may determine from time to time.

2.4 Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate. The registered office and registered agent of the Company in the State of Delaware may be changed, from time to time, by the Member.

2.5 Amendment of the Certificate. The Company shall amend the Certificate at such time or times and in such manner as may be required by the Act and this Agreement.

2.6 Effective Date. This Agreement shall be effective on the date of this Agreement.

2.7 Liability of Member. No Member, solely by reason of being a Member, shall be liable, under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing liability on the Member for liabilities of the Company.

2.8 Interest Not Acquired for Resale. The Member is acquiring an Interest for the Member’s own account as an investment and without an intent to distribute such Interest, which Interest has not been registered under the Securities Act of 1933, as amended, or any state securities laws, and the Member’s Interest may not be resold or transferred without appropriate registration or the availability of an exemption from such requirements.

ARTICLE III - CAPITAL CONTRIBUTIONS AND LOANS

3.1 Capital Contributions. Prior to or upon execution of this Agreement, the Member has or will contribute to the capital of the Company the cash and other assets set forth in Schedule A attached hereto.

3.2 Additional Capital Contributions. The Member shall not be obligated to make any additional contributions to the capital of the Company and, accordingly, the Member shall not be liable for damage to the Company as a result of the failure of the Member to make any additional contributions. The Member may, however, make such additional contributions to the capital of the Company as determined from time to time and approved by the Member.

3.3 Capital Accounts. A Capital Account shall be maintained by the Company for the Member and any Transferee.

3.4 Capital Withdrawal Rights, Interest. Except as expressly provided in this Agreement, (a) the Member shall not be entitled to withdraw or reduce the Member’s Capital Account or to receive any Distributions, (b) the Member shall not be entitled to demand or receive any Distribution in any form other than in cash, and (c) the Member shall not be entitled to receive or be credited with any interest on any balance in the Member’s Capital Account at any time.

3.5 Loans. The Member may make loans to the Company in such amounts, at such times, and on such terms and conditions as may be determined and approved by the Member. Loans by the Member to the Company shall not be considered as contributions to the capital of the Company.

ARTICLE IV - ALLOCATIONS AND DISTRIBUTIONS

4.1 Non-Liquidation Cash Distributions. The amount, if any, of Available Cash may be determined and distributed by the Member at any time and from time to time.

4.2 Liquidation Distributions. Liquidation Proceeds shall be distributed in the following order of priority:

(a) To the payment of debts and liabilities of the Company (including to the Member to the extent otherwise permitted by law and applicable contractual restrictions) and the expenses of liquidation.

(b) Next, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves shall be paid over by such Person to an independent escrow agent, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided.

(c) The remainder to the Member.

4.3 Income, Losses and Credits. The Company’s Income or Loss, as the case may be, and applicable Credits, for each fiscal year of the Company, as determined in accordance with such method of accounting as may be adopted for the Company, shall be allocated to the Member for both financial accounting and income tax purposes, except as otherwise provided for herein or unless the Member determines otherwise.

4.4 Withholding of Distributions. Notwithstanding any other provision of this Agreement, the Member (or any Person required or authorized by law to wind up the Company’s affairs) may suspend, reduce or otherwise restrict Distributions of Available Cash and Liquidation Proceeds when, in the Member’s sole opinion, such action is in the best interests of the Company.

4.5 Tax Withholding. Notwithstanding any other provision of this Agreement, the Member may take any action that the Member determines is necessary or appropriate to cause the Company to comply with any withholding requirements established under any federal, state or local tax law, including, without limitation, withholding on any Distribution to the Member. For all purposes of this Article IV, any amount withheld on any Distribution and paid over to the appropriate governmental body may be treated as if such amount had in fact been distributed to the Member.

4.6 Reserves. The Member shall have the right to establish, maintain and expend Reserves to provide for working capital, for future maintenance, repair or replacement of the Property, for debt service, for future investments and for such other purposes as the Member may deem necessary or advisable.

ARTICLE V - MANAGEMENT

5.1 Management. Except as expressly limited by law or this Agreement, the Property, business and affairs of the Company shall be managed by one (1) natural person, as designated by the Member, who shall be referred to as the “Representative.” The Member hereby designates John J. Sherman as the Representative. The Representative shall hold office until the Representative’s successor is designated by the Member or until the Representative’s earlier death or resignation.

5.2 Execution of Documents Filed with Secretary of State of Delaware and Waiver of Receipt of Copy of Filed Documents. The Member or the Member’s designee, shall be authorized to execute and file with the Secretary of State of Delaware any document permitted or required by the Act. The Member hereby waives any requirement under the Act of receiving a copy of any document filed with the Secretary of State of Delaware. The Member hereby ratifies and affirms the Certificate as heretofore filed on behalf of the Company.

5.3 Limitation of Liability; Indemnification.

(a) Limitation. No Person shall be liable to the Company or its Member for any loss, damage, liability or expense suffered by the Company or its Member on account of any action taken or omitted to be taken by such Person as a Member of the Company or by such Person while serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, if such Person discharges such Person’s duties in good faith, exercising the same degree of care and skill that a prudent person would have exercised under the circumstances in the conduct of such prudent person’s own affairs, and in a manner such Person reasonably believes to be in the best interest of the Company. The Member’s liability hereunder shall be limited only for those actions taken or omitted to be taken by such Member in connection with the management of the business and affairs of the Company.

(b) Right to Indemnification. The Company shall indemnify each Person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate (regardless of whether such action, suit or proceeding is by or in the right of the Company or by third parties) by reason of the fact that such Person is or was a Member of the Company, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise against all liabilities and expenses, including, without limitation, judgments, amounts paid in settlement, attorneys’ fees, excise taxes or penalties, fines and other expenses, actually and reasonably incurred by such Person in connection with such action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding); provided, however, that the Company shall not be required to indemnify or advance expenses to any Person from or on account of such Person’s conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; provided, further, that the Company shall not be required to indemnify or advance expenses to any Person in connection with an action, suit or proceeding initiated by such Person unless the initiation of such action, suit or proceeding was authorized in advance by the Member; provided, further, that a Member shall be indemnified hereunder only for those actions taken or omitted to be taken by such Member in connection with the management of the business and affairs of the Company or any Other Enterprise and that the provisions of this Section 5.3 are not intended to extend indemnification to the Member for any actions taken or omitted to be taken by the Member in any other connection, including, but not limited to, any other express obligation of the Member undertaken in this Agreement. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Person’s conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

(c) Enforcement of Indemnification. In the event the Company refuses to indemnify any Person who may be entitled to be indemnified or to have expenses advanced under this Section 5.3, such Person shall have the right to maintain an action in any court of competent jurisdiction against the Company to determine whether or not such Person is entitled to such indemnification or advancement of expenses hereunder. If such court action is successful and the Person is determined to be entitled to such indemnification or advancement of expenses, such Person shall be reimbursed by the Company for all fees and expenses (including attorneys’ fees) actually and reasonably incurred in connection with any such action (including, without limitation, the investigation, defense, settlement or appeal of such action).

(d) Advancement of Expenses. Expenses (including attorneys’ fees) reasonably incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that such Person is not entitled to indemnification by the Company. In no event shall any advance be made in instances where the Member or independent legal counsel reasonably determines that such Person would not be entitled to indemnification hereunder.

(e) Non-Exclusivity. The indemnification and the advancement of expenses provided by this Section 5.3 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, or any agreement, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and shall not limit in any way any right that the Company may have to make additional indemnifications with respect to the same or different Persons or classes of Persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.3 shall continue as to a Person who has ceased to be a Member of the Company, and as to a Person who has ceased serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and shall inure to the benefit of the heirs, executors and administrators of such Person.

(f) Insurance. Upon the approval of the Member the Company may purchase and maintain insurance on behalf of any Person who is or was a Member, agent or employee of the Company, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power, or the obligation, to indemnify such Person against such liability under the provisions of this Section 5.3.

(g) Amendment and Vesting of Rights. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 5.3 shall not be amended or repealed and the rights to indemnification and advancement of expenses created hereunder shall not be changed, altered or terminated except by the Member. The rights granted or created hereby shall be vested in each Person entitled to indemnification hereunder as a bargained-for, contractual condition of such Person’s serving or having served as a Member of the Company or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this Section 5.3 may be amended or repealed, no such amendment or repeal shall release, terminate or adversely affect the rights of such Person under this Section 5.3 with respect to any act taken or the failure to take any act by such Person prior to such amendment or repeal or with respect to any action, suit or proceeding with respect to such act or failure to act filed after such amendment or repeal.

(h) Definitions. For purposes of this Section 5.3, references to:

(i) The “Company” shall include, in addition to the resulting or surviving limited liability company (or other entity), any constituent limited liability company (or other entity) (including any constituent of a constituent) absorbed in a consolidation or merger so that any Person who is or was a member or manager of such constituent limited liability company (or other entity), or is or was serving at the request of such constituent limited liability company (or other entity) as a director, officer or in any other comparable position of any Other Enterprise shall stand in the same position under the provisions of this Section 5.3 with respect to the resulting or surviving limited liability company as such Person would if such Person had served the resulting or surviving limited liability company (or other entity) in the same capacity;

(ii) “Other Enterprises” or “Other Enterprise” shall include, without limitation, any other limited liability company, corporation, partnership, joint venture, trust or employee benefit plan;

(iii) “fines” shall include any excise taxes assessed against a person with respect to an employee benefit plan;

(iv) “defense” shall include investigations of any threatened, pending or completed action, suit or proceeding as well as appeals thereof and shall also include any defensive assertion of a cross-claim or counterclaim; and

(v) “serving at the request of the Company” shall include any service as a director, officer or in any other comparable position that imposes duties on, or involves services by, a Person with respect to an employee benefit plan, its participants, or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted “in the best interest of the Company” as referred to in this Section 5.3.

(i) Severability. If any provision of this Section 5.3 or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Section 5.3 and the application of such provision to other Persons or circumstances shall not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable shall modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if the Member of the Company or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, is entitled under any provision of this Section 5.3 to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify such Person for the portion thereof to which such Person is entitled.

5.4 Contracts with the Member or Affiliates. No contract or transaction between the Company and the Member or between the Company and any Person in which the Member is a director or officer, or has a financial interest, shall be void or voidable solely for this reason, and the Member shall not be obligated to account to the Company for any profit or benefit derived by the Member if the Member consents to such contract or transaction.

5.5 Other Business Ventures. The Member may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not similar to or in competition with the business of the Company, and neither the Company nor the Member shall have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. The Member shall not be required to devote all of their time or business efforts to the affairs of the Company, but shall devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company.

ARTICLE VI - OFFICERS

6.1 Officers.

(a) Generally. The Representative, as set forth below, shall appoint agents of the Company, referred to as “Officers” of the Company as described in this Section 6.1. Unless provided otherwise by resolution of the Member or Representative, the Officers shall have the titles, power, authority and duties described below in this Section 6.1.

(b) Titles and Number. The Officers shall be the Chairman of the Board of Directors (unless the Member or Representative provides otherwise), the President, any and all Vice Presidents, the Secretary and any and all Assistant Secretaries and any Treasurer and any and all Assistant Treasurers and any other Officers appointed pursuant to this Section 6.1. There shall be appointed from time to time, in accordance with this Section 6.1, such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Member or Representative may desire. Any person may hold two or more offices.

(i) President. The Member or Representative shall elect an individual to serve as President. The President shall be the chief executive officer of the Company. The President may sign, with the secretary, an assistant secretary or any other proper officer of the Company thereunto duly authorized by the Member or Representative, any deeds, mortgages, bonds, contracts or other instruments which the Member or Representative has authorized to be executed except in cases where the execution thereof shall be expressly delegated by the Member or Representative or by this Agreement to some other officer or agent of the Company or shall be required by law to be otherwise executed. In general, the President shall perform all duties incident to the office of President and chief executive officer of the Company and such other duties as may be prescribed from time to time by the Member or Representative.

(ii) Vice Presidents. The Member or Representative, in their discretion, may elect one or more Vice Presidents. In the absence of the President or in the event of the President’s inability or refusal to act, the Vice President (or in the event there be more than one vice president, the vice presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and the Vice President, when so acting, shall have all of the powers and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties as from time to time may be assigned by the President or the Member or Representative.

(iii) Secretary and Assistant Secretaries. The Member or Representative, in their discretion, may elect a Secretary and one or more Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Representative and of the Members, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Member, the Representative or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(iv) Treasurer and Assistant Treasurers. The Member or Representative, in their discretion, may elect a Treasurer and one or more Assistant Treasurers. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Member or Representative or the President. The Treasurer, subject to the order of the Member or Representative, shall have the custody of all funds and securities of the Company. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, the Member, the Representative or the President, shall designate from time to time. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the President and chief executive officer, or such other Officer as the Member or Representative shall select, shall have the powers and duties conferred upon the Treasurer.

(c) Other Officers and Agents. The Member or Representative may appoint such other Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Company, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Member or Representative.

(d) Appointment and Term of Office. The Officers shall be appointed by the Member or Representative at such time and for such terms as the Member or Representative shall determine. Any Officer may be removed, with or without Cause, only by the Member or Representative. Vacancies in any office may be filled only by the Member or Representative.

(e) Powers of Attorney. The Member or Representative may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(f) Officers’ Delegation of Authority. Unless otherwise provided by resolution of the Member or Representative, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Member.

6.2 Compensation.

The Officers shall receive such compensation for their services as may be designated by the Member or Representative. In addition, the Officers shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

ARTICLE VII - ACCOUNTING AND BANK ACCOUNTS

7.1 Fiscal Year. The fiscal year and taxable year of the Company shall end on September 30 of each year, unless a different year is required by the Code or otherwise established by the Member.

7.2 Books and Records. At all times during the existence of the Company, the Company shall cause to be maintained full and accurate books of account, which shall reflect all Company transactions and be appropriate and adequate for the Company’s business. The books and records of the Company shall be maintained at the principal office of the Company. The Member (or the Member’s designated representative) shall have the right during ordinary business hours and upon reasonable notice to inspect and copy (at the Member’s own expense) all books and records of the Company.

7.3 Bank Accounts. All funds of the Company shall be deposited in a separate bank, money market or similar account(s) approved by the Member and in the Company’s name. Withdrawals therefrom shall be made only by persons authorized to do so by the Member.

ARTICLE VIII - TRANSFERS OF INTERESTS

8.1 General Provisions. The Member may Transfer all or any part of the Member’s Interest. Upon any Transfer to any transferee (a “Transferee”) of all or any part of the Member’s Interest, such Transferee shall become a Member of the Company in place of the Member (a “Substitute Member”) only to the extent that the Member has expressly stated such intention in writing. Except to the extent that a Transferee becomes a Substitute Member, such Transferee shall not be entitled to exercise any rights as a Member in the Company, including the right to vote, grant approvals, or give consents with respect to the applicable Interest, the right to require any information or accounting of the Company’s business or the right to inspect the Company’s books and records, but such Transferee shall only be entitled to receive, to the extent of the Interest transferred to such Transferee, the Distributions attributable thereto.

8.2 Redemption of Interests. Any Interest may be redeemed by the Company, by purchase or otherwise, as determined by the Member with the approval of the Member.

ARTICLE IX - DISSOLUTION AND TERMINATION

9.1 Events Causing Dissolution. The Company shall be dissolved only upon the first to occur of the following events:

(a) The written determination of the Member to dissolve.

(b) Upon the entry of a decree of judicial dissolution under Section 18-802 of the Act.

9.2 Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Member shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Member shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining Fair Value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 9.3, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

9.3 Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the order of priority set forth in Section 4.2.

ARTICLE X - MISCELLANEOUS

10.1 Title to the Property. Title to the Property shall be held in the name of the Company. The Member shall not individually have any ownership interest or rights in the Property, except indirectly by virtue of the Member’s ownership of an Interest.

10.2 Nature of Interest in the Company. An Interest shall be personal property for all purposes.

10.3 Notices and Determinations. Any notice or determination required or permitted to be given or made by this Agreement or the Act shall be sufficient if given or made in writing.

10.4 No Third Party Rights. None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including, but not limited to, creditors of the Company; provided, however, the Company may enforce any rights granted to the Company under the Act, the Certificate, or this Agreement.

10.5 Amendments to this Agreement. This Agreement shall not be modified or amended in any manner other than by the Member.

10.6 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

10.7 Binding Agreement. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

10.8 Headings. The headings of the Certificate and the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions thereof and hereof.

10.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company and the Member have executed this Agreement as of the date first written above.

INERGY ACQUISITION COMPANY, LLC

By:	INERGY, L.P., its sole Member

	By:	INERGY GP, LLC, its Managing General Partner

By:
John J. Sherman,
President and Chief Executive Officer

SCHEDULE A

Initial Capital Contribution

Description	Amount or Net Fair Value
Cash	$1,000.00